Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 10, 2010, with respect to the financial statements of Strategos Deep Value Mortgage Fund L. P., Strategos Deep Value Mortgage (Offshore) Fund L. P., and Strategos Deep Value Mortgage Master Fund Ltd. included in the Annual Report of Cohen & Company Inc. (formerly Alesco Financial Inc.) on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Cohen & Company Inc. (formerly Alesco Financial Inc.) on Form S-3 (File No.333-145417, effective October 2, 2007) and on Forms S-8 (File No. 333-140318, effective January 30, 2007; File No.333-143503, effective June 5, 2007; File No. 333-153211, effective August 27, 2008).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 10, 2010